EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NACEL ENERGY UPDATES APS BID

PHOENIX, AZ – Monday, April 26, 2010 – NACEL Energy Corporation (OTC BB: “NCEN”) (FRANKFURT: “4FC”) today confirmed a preliminary decision from Arizona Public Service Co. (APS) is expected to be announced June 4, 2010, regarding the utility’s recent request for proposals for the delivery of utility scale wind power.

NACEL Energy, together with the assistance of a tier-one wind turbine manufacturer, submitted a bid to APS for the supply of 19.5 megawatts of clean, renewable wind energy to be sourced from the Company’s Snowflake wind project located in Navajo County, Arizona (see NACEL Energy’s press release and 8-K filing of April 15, 2010).

On January 27, 2010, APS issued a formal call for new wind power generated from projects of between 15 and 100 megawatts, located entirely within the borders of Arizona.  Successful bidders will contract with APS under long term power purchase contracts and/or turn-key build and transfer arrangements.

About NACEL Energy Corporation (OTC BB: NCEN)

NACEL Energy is one of the first publicly traded companies in America exclusively developing clean, renewable, utility scale wind power. NACEL Energy has commenced work on its latest Snowflake project in Arizona in addition to Leila Lake, Hedley Pointe, Swisher, Channing Flats and Blue Creek, all located in the Texas Panhandle.  NACEL Energy anticipates generating an aggregate 130 megawatts, or more, of new wind power upon their completion. NACEL Energy was founded in 2006 and successfully completed its IPO in December of 2007.

Read all NACEL Energy news releases at http://www.nacelenergy.com/news/archive.html

NACEL Energy
The WIND POWER COMPANYTM

EXHIBIT 99.1

Notice regarding Forward-Looking Statements

Statements in this press release relating to NACEL Energy’s plans, strategies, economic performance and trends, projections of results of specific activities, and other statements that are not descriptions or historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in NACEL Energy’s business. Forward-looking statements may be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. This press release cautions that NACEL Energy must undertake and complete many steps in the development model before the generation of wind energy can commence. Among the numerous items which have to be completed in this regard include, without limitation, obtaining pertinent agreements and permits, construction of project facilities, satisfying financial requirements and other burdens. Interested persons are encouraged to read the SEC reports of NACEL Energy, particularly its Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Contact:

NACEL Energy Shareholder Services
1-888-242-5848